UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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SPARTANNASH COMPANY
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK DISANTO

JOHN E. FLEMING

MICHAEL J. LEWIS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

On June 7, 2022, the Investor Group issued the following press release announcing the issuance of a letter to the Company’s shareholders. The full text of the letter is included below.

Macellum and Ancora Issue Letter Regarding the Need to Elect Directors with Additive Expertise in Operations, Supply Chain and Strategic Planning to SpartanNash’s Board

Highlights the Investor Group’s Director Candidates Possess Additive Expertise in the Food Distribution and Retail Sectors Based on Prior Board Service and Executive Leadership Roles

Notes Leading Independent Proxy Advisory Firm ISS Concluded the Investor Group has Made a Compelling Case for Change and Recommends Electing Nominees Michael Lewis and John Fleming

Notes Independent Proxy Advisory Firm Egan-Jones Recommends Voting for All Three of the Investor Group’s Nominees

Urges Shareholders to Accelerate the Company’s Path to Long-Term Value Creation by Voting on the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NASDAQ: SPTN) (“SpartanNash” or the “Company”), today issued the below letter regarding their campaign to elect three highly qualified and independent candidates to the Company’s Board of Directors (the "Board") at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). As a reminder, Institutional Shareholder Services, Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that shareholders vote on the Investor Group’s BLUE Proxy Card and for the election of nominees Michael Lewis and John Fleming. Egan-Jones Proxy Services ("Egan-Jones"), another independent proxy advisory firm, also recommended that shareholders vote to elect Investor Group nominees Jonathan Duskin, Michael Lewis and Thomas Fleming and validated its case for change.

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Fellow Shareholders,

Thank you for your willingness to engage with us and evaluate our case for targeted improvement in SpartanNash’s boardroom.

Ahead of this week’s Annual Meeting, we want to reinforce the opportunity that you have to help put SpartanNash on an accelerated and more stable path to long-term value creation. A vote on the Investor Group’s BLUE Proxy Card for our nominees can help ensure that needed expertise in capital allocation, distribution operations, supply chain and strategic planning is finally added to the Company’s Board. Please keep in mind that the Board currently includes several long-serving incumbents who have overseen years of disappointing underperformance, poor capital allocation and planning, and operational stagnation. Notably, the Company’s Chairman has served on the Board for 17 years and the Chair of the Nominating and Governance Committee has served on the Board for 24 years.1 These are critical leadership positions that we suspect oversaw the Board’s questionable refresh that failed to incorporate necessary skill sets.

Although we are relatively new investors in SpartanNash, our campaign is about driving change that will enhance shareholder value over the long-term. This is why our slate includes two food distribution leaders – Michael Lewis and John Fleming – who have identified immediate operational improvements that can produce greater value for customers, employees and shareholders quarters and years down the road. Messrs. Lewis and Fleming have demonstrated throughout their careers that they excel at building food distribution and retail operations with sustainable and responsible growth trajectories.

As you may know, independent proxy advisory firms ISS and Egan-Jones both recommended SpartanNash shareholders vote to elect both Messrs. Lewis and Fleming. These endorsements strengthen our view that they are the right directors at the right time for a perpetual underperformer like SpartanNash. Indeed, their respective backgrounds operating at the highest levels of the food distribution and retail industries would add tremendous value relative to extremely long-tenured incumbents:

•	Mr. Fleming held several executive roles at Walmart, Inc. (NYSE: WMT) from 2000 to 2010, including Chief Marketing Officer and Chief Merchandising Officer overseeing the grocery business. In addition, he served as Chief Executive Officer of Walmart.com and a director at multiple public companies. We firmly believe his retail sector and e-commerce expertise and relevant grocery and wholesale food distribution experience would fill important gaps in the boardroom as the Company refines its new multi-year plan.

•	Mr. Lewis held multiple roles at Walmart Inc., including Senior Vice President of a Global Merchandising Center with responsibility for food, consumables and over-the-counter products. He was also President of the Midwest Stores Division. Moreover, he is a former Executive Vice President and President of the Retail Division at The Nash Finch Company (formerly NASDAQ: NAFC) and Vice President of Loblaws Supermarkets, Ltd, a Canadian supermarket chain. We firmly believe his experience as a retail sector executive and his extensive knowledge of the consumer goods and food service industries would help the Board improve customer relations, enhance operations and enact more efficiencies throughout the corporate structure.

In addition to having ideal backgrounds, it is important to stress that Messrs. Fleming and Lewis intend to bring a collegial demeanor and constructive ideas to the boardroom. Specific areas of focus for them will include:

•	Developing and rolling out e-commerce solutions to make it easier for customers to place orders;

•	Driving recurring cost and environmental efficiencies across the supply chain;

•	Implementing a systematic program for maintaining competitive, industry-standard pricing;

1 Chairman Douglas Hacker has 17 years of Board service, including his service at The Nash Finch Company prior to its merger with SpartanNash, and Committee Chair William Voss has 24 years of service, including his service at The Nash Finch Company, where he also served as its Chairman.

•	Implementing a tactical improvement plan for the Company’s Military Distribution business or facilitating an orderly winddown;

•	Opportunistically investing in private label offerings, and;

•	Remaining open to any and all alternatives that can maximize shareholder value.

While some shareholders may wonder if the election of our candidates is needed following the Board’s recent refresh, we believe the answer is an unequivocal “yes.” The refresh, which was initiated in a reactionary manner following our initial private engagement with SpartanNash, added individuals with backgrounds heavily weighted toward consumer brands, financial services and seemingly irrelevant technology experience. We will obviously judge the Company’s self-selected directors on what they do over the year to come, but that does not change the fact that the Board needs additional experience in capital allocation, distribution operations, supply chain and strategic planning.

In closing, shareholders who spend time objectively examining SpartanNash’s many years of financial and operational underperformance prior to our campaign’s onset should be able to conclude that our firms nominated the right change agents. We thank you in advance for your consideration over the past several weeks. If you have any further questions for us or would like to speak directly with our nominees, please contact our proxy solicitor at info@saratogaproxy.com.

Sincerely,

/s/ Jonathan Duskin	/s/ Fredrick D. DiSanto
Jonathan Duskin	Fredrick D. DiSanto
Managing Partner	Chairman and Chief Executive Officer
Macellum Capital Management, LLC	Ancora Holdings Group, LLC

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly, 646-386-0091

macellum@longacresquare.com